Exhibit 99.1

News Release

Mercury Systems Reports Strong Third Quarter Results, Raises Fiscal 2014 Guidance

Third quarter operating results include:
Record Defense Bookings
Book-to-Bill Ratio of 1.4
Adjusted EBITDA up nearly 50%
Accelerated Integration Plan

CHELMSFORD, Mass. − April 29, 2014 − Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications, reported operating results for its fiscal 2014 third quarter which ended March 31, 2014.

Third Quarter Fiscal 2014 Results
Third quarter fiscal 2014 revenues were $55.5 million, an increase of $1.4 million, or 3%, compared to the third quarter of fiscal 2013, as revenues from defense customers increased $1.7 million and revenues from commercial customers decreased $0.3 million.

GAAP net loss for the third quarter of fiscal 2014 was $0.6 million, or a loss of $0.02 per share, compared to GAAP net income of $0.8 million, or $0.03 per diluted share, for the prior year’s third quarter. Third quarter fiscal 2014 GAAP net loss per share included $0.07 associated with restructuring charges and $0.04 associated with the amortization of acquired intangible assets. Third quarter fiscal 2013 GAAP net income per diluted share included $0.05 of income tax benefits associated with the extension of the federal research and development tax credit and $0.05 associated with the amortization of intangible assets.

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Mercury Reports Third Quarter Fiscal 2014 Results, Page 2

Third quarter fiscal 2014 GAAP net loss included approximately $0.8 million in tax benefits, $2.0 million in depreciation expense, $1.9 million in amortization of acquired intangible assets, $3.5 million in restructuring charges and $1.7 million in stock-based compensation costs. Third quarter fiscal 2014 adjusted EBITDA (net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $7.7 million, compared to $5.2 million for the prior year’s third quarter.

Cash flows from operating activities were a net inflow of $2.2 million in the third quarter of fiscal 2014, compared to a net inflow of $1.7 million in the third quarter of fiscal 2013. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $1.1 million in the third quarter of fiscal 2014, compared to a net inflow of $1.2 million in the third quarter of fiscal 2013. Cash and cash equivalents as of March 31, 2014 were $45.7 million, an increase of $1.2 million from December 31, 2013.

Management Comments
“Mercury delivered results at or above the high end of our third-quarter guidance range, plus record defense bookings, in a challenging defense industry environment,” said Mark Aslett, President and CEO, Mercury Systems. “At the same time, we continued to make rapid progress implementing the second and final phase of our acquisition integration plan and have accelerated our time to completion. This moves us substantially closer to our goal of creating a fully integrated business that we can continue to profitably grow organically and scale through potential acquisitions going forward.”

“Given the strong performance of the business in the third quarter, we are substantially raising our EPS and adjusted EBITDA guidance range for fiscal 2014,” said Aslett. “In addition, the bookings growth we delivered this quarter and the strong bookings we currently expect for the fourth quarter of fiscal 2014 position us well as we head into next fiscal year.”

“With the phase II integration actions completed to date expected to yield roughly 70 percent of the $16 million in total annualized expense reductions anticipated for the plan, and the target completion date now six months ahead of schedule, we believe we are well-positioned to achieve

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 3

our target business model for fiscal 2015 assuming approximately 10% annual revenue growth for the year.”

“Looking further ahead, we continue to believe that Mercury’s strategy, technology, capabilities and ongoing programs and platforms align well with the Defense Department’s new roles and missions. At the same time, we expect that completing the final phase of our acquisition integration strategy will enable us to continue creating substantial operating leverage in our business. This leverage should further strengthen Mercury’s position to deliver significantly improved profitability, cash flow generation and shareholder value going forward,” Aslett concluded.

Backlog
Mercury’s total backlog at March 31, 2014 was $151.1 million, a $23.4 million increase from March 31, 2013. Of the March 31, 2014 total backlog, $116.0 million represents orders expected to be shipped over the next 12 months. The defense backlog at March 31, 2014 was $137.2 million, a $28.5 million increase from March 31, 2013. Bookings for the third quarter of fiscal 2014 were $76.1 million, a 57% increase, compared to $48.6 million for the third quarter of fiscal 2013. The total book-to-bill ratio was 1.4 for the third quarter of fiscal 2014, compared to 0.9 for the third quarter of fiscal 2013.

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) — Revenues for the third quarter of fiscal 2014 from MCE were $47.6 million, representing an increase of $3.7 million, or 8%, from the third quarter of fiscal 2013. The increase in revenue compared to last year’s third quarter related primarily to higher revenue from several UAV programs and a classified airborne program. Approximately 91% of MCE revenues for the third quarter of fiscal 2014 related to defense business, as compared to approximately 89% in the third quarter of fiscal 2013.

Mercury Defense and Intelligence Systems (MDIS) — Revenues for the third quarter of fiscal 2014 from MDIS were $11.0 million, representing a decrease of $2.0 million from the third quarter of fiscal 2013 due primarily to customer funding delays.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 4

The revenues by reporting segment do not include adjustments to eliminate $3.1 million of inter-company revenues included in those reporting segments in the third quarter of fiscal 2014, and $2.8 million in the third quarter of fiscal 2013.

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

Based on financial results through the first nine months of fiscal 2014, revenues for the year are projected to be in the range of $215 million to $219 million. At this range, GAAP net loss per share is projected to be in the range of $0.17 to $0.23 per share. Projected GAAP net loss per share includes $0.11 per share associated with restructuring activities and $0.16 per share associated with amortization of acquired intangible assets.

For the fourth quarter of fiscal 2014, revenues are currently forecasted to be in the range of $52 million to $56 million. At this range, GAAP net loss per share is expected to be in the range of $0.04 to $0.10 per share. Projected GAAP net loss per share includes $0.04 per share associated with restructuring activities and $0.04 per share associated with forecasted amortization of acquired intangible assets.

Adjusted EBITDA for the fourth quarter of fiscal 2014 is expected to be in the range of $2.4 million to $5.4 million.

Adjusted EBITDA for fiscal 2014 is expected to be in the range of $18 million to $22 million. At the higher end of the guidance range, the Company expects to nearly double adjusted EBITDA in fiscal 2014 compared to a year ago.

Recent Highlights
March – Mercury Systems released the new Ensemble® SFM6104 Switch Fabric Module with enhanced InfiniBand® and 40 Gigabit Ethernet capabilities for embedded, state-of-the-art sensor chain compute solutions. Designed to work seamlessly with Mercury’s advanced I/O, processing

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Mercury Reports Third Quarter Fiscal 2014 Results, Page 5

and OpenVPX™ development chassis offerings, the new module supports either SDR/DDR/QDR/FDR-10 InfiniBand or 10/40 Gigabit Ethernet across the data plane and Gigabit Ethernet on the control plane.

March – Mercury Systems announced that its Mercury Defense Systems subsidiary received a $1.7 million order from the U.S. Navy for advanced Digital RF Memory jammers to support both U.S. Navy and U.S. Air Force requirements. The order is part of the firm-fixed-price, indefinite delivery/indefinite quantity (IDIQ) time and material contract award worth up to $56.7 million. The IDIQ was originally received by KOR Electronics (now Mercury Defense Systems) in March 2010 and increased in 2013.

March – Mercury Systems announced a progress update on its acquisition integration plan previously announced in its second-quarter fiscal 2014 financial results release. Actions recently completed include the consolidation of another facility into the Hudson, NH Advanced Microelectronics Center (AMC). In addition, Mercury migrated both its Hudson, NH and West Caldwell, NJ AMCs into a common manufacturing and accounting system. The Company also successfully launched an integrated program management system within its Mercury Commercial Electronics business unit, and implemented common payroll and banking platforms companywide.

February – Mercury Systems announced it received $3.1 million in new orders from a leading defense prime contractor for high performance, digital signal processing modules for an unmanned airborne signals intelligence application. The orders were booked and shipped in Mercury’s fiscal 2014 second quarter.

February – Mercury announced it received an $11 million follow-on order from a leading defense prime contractor for high performance microwave subsystems for an electronic warfare application. The orders were received in Mercury’s fiscal 2014 second quarter, with deliveries currently expected to span 2015 through 2018.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 6

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, April 29, 2014, at 5:00 p.m. EDT to discuss the third quarter fiscal 2014 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for 6 months.
Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications. We deliver innovative solutions, rapid time-to-value and world-class service and support to our prime contractor customers. Mercury Systems has worked on over 300 programs, including Aegis, Patriot, SEWIP, Gorgon Stare and Predator/Reaper. We are based in Chelmsford, Massachusetts. To learn more, visit www.mrcy.com.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 7

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2014 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
# # #
Contact:
Kevin Bisson, CFO
Mercury Systems, Inc.
978-967-1990

Ensemble is a registered trademark of Mercury Systems, Inc. Mercury Systems, Inc., Innovation That Matters, Air Flow-By, and Application-Ready Subsystems are trademarks of Mercury Systems, Inc. OpenVPX is a trademark of the VMEbus International Trade Association. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 8

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	March 31,	June 30,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$45,710	$39,126
Accounts receivable, net	33,535	30,498
Unbilled receivables and costs in excess of billings	18,610	17,743
Inventory	35,330	37,432
Deferred income taxes	10,060	11,672
Prepaid income taxes	3,113	2,369
Prepaid expenses and other current assets	4,683	7,461
Total current assets	151,041	146,301

Restricted cash	546	546
Property and equipment, net	15,226	15,019
Goodwill	177,116	176,521
Intangible assets, net	28,954	34,866
Other non-current assets	713	1,178
Total assets	$373,596	$374,431

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,412	$4,813
Accrued expenses	9,440	7,999
Accrued compensation	8,690	12,218
Deferred revenues and customer advances	4,476	5,788
Total current liabilities	33,018	30,818

Deferred gain on sale-leaseback	2,375	3,242
Deferred income taxes	1,437	7,721
Income taxes payable	2,771	2,880
Other non-current liabilities	1,733	1,269
Total liabilities	41,334	45,930

Shareholders’ equity:
Common stock	312	304
Additional paid-in capital	239,335	231,711
Retained earnings	91,645	95,524
Accumulated other comprehensive income	970	962
Total shareholders’ equity	332,262	328,501

Total liabilities and shareholders’ equity	$373,596	$374,431

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net revenues	$55,500	$54,123	$162,530	$153,355
Cost of revenues (1)	30,373	31,549	89,880	92,819
Gross margin	25,127	22,574	72,650	60,536

Operating expenses:
Selling, general and administrative (1)	13,101	13,918	42,955	43,025
Research and development (1)	8,377	7,503	27,952	25,130
Amortization of intangible assets	1,901	2,356	5,936	6,374
Restructuring and other charges	3,502	228	3,584	5,429
Acquisition costs and other related expenses	—	32	—	304
Total operating expenses	26,881	24,037	80,427	80,262

Loss from operations	(1,754)	(1,463)	(7,777)	(19,726)

Interest income	2	2	6	6
Interest expense	(11)	(7)	(37)	(30)
Other income, net	337	24	1,209	479

Loss before income taxes	(1,426)	(1,444)	(6,599)	(19,271)

Tax benefit	(848)	(2,232)	(2,720)	(8,075)

Net (loss) income	$(578)	$788	$(3,879)	$(11,196)

Basic net (loss) earnings per share:	$(0.02)	$0.03	$(0.13)	$(0.37)

Diluted net (loss) earnings per share:	$(0.02)	$0.03	$(0.13)	$(0.37)

Weighted-average shares outstanding:
Basic	31,156	30,235	30,932	30,075
Diluted	31,156	30,410	30,932	30,075

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$136	$105	$632	$335
Selling, general and administrative	$1,399	$1,486	$5,768	$5,095
Research and development	$179	$310	$1,066	$835

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Mercury Reports Third Quarter Fiscal 2014 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net (loss) income	$(578)	$788	$(3,879)	$(11,196)
Depreciation and amortization	3,864	4,424	11,892	12,844
(Decrease) increase from other operating activities	(1,085)	(3,515)	3,719	(8,341)

Net cash provided by (used in) operating activities	2,201	1,697	11,732	(6,693)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	—	—	(67,721)
Purchases of property and equipment	(1,133)	(533)	(5,067)	(2,259)
Decrease (increase) in other investing activities	—	112	(300)	(265)

Net cash used in investing activities	(1,133)	(421)	(5,367)	(70,245)

Cash flows from financing activities:
Proceeds from employee stock plans	292	73	872	743
Payments of deferred financing and offering costs	—	3	—	(771)
Payment of acquired debt	—	—	—	(6,575)
Payments of capital lease obligations	(221)	(97)	(564)	(365)
Decrease in restricted cash	—	—	—	3,000
Excess tax benefits from stock-based compensation	13	9	16	18

Net cash provided by (used in) financing activities	84	(12)	324	(3,950)

Effect of exchange rate changes on cash and cash equivalents	23	(19)	(105)	69

Net increase (decrease) in cash and cash equivalents	1,175	1,245	6,584	(80,819)

Cash and cash equivalents at beginning of period	44,535	33,900	39,126	115,964

Cash and cash equivalents at end of period	$45,710	$35,145	$45,710	$35,145

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Mercury Reports Third Quarter Fiscal 2014 Results, Page 11

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 12

the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 13

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net (loss) income	$(578)	$788	$(3,879)	$(11,196)
Interest expense, net	9	5	31	24
Tax benefit	(848)	(2,232)	(2,720)	(8,075)
Depreciation	1,963	2,068	5,956	6,470
Amortization of intangible assets	1,901	2,356	5,936	6,374
Restructuring and other charges	3,502	228	3,584	5,429
Acquisition costs and other related expenses	—	32	—	304
Fair value adjustments from purchase accounting	—	96	—	2,293
Stock-based compensation expense	1,714	1,901	7,466	6,265
Adjusted EBITDA	$7,663	$5,242	$16,374	$7,888

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Cash flows from operations	$2,201	$1,697	$11,732	$(6,693)
Capital expenditures	(1,133)	(533)	(5,067)	(2,259)
Free cash flow	$1,068	$1,164	$6,665	$(8,952)

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2014 Results, Page 14

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending June 30, 2014
(In thousands, except per share data)

The Company defines adjusted EBITDA as net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation -- Loss per share	$(0.1)	$(0.04)

GAAP expectation -- Net loss	(3,101)	(1,396)

Adjust for:
Interest expense, net	9	9
Income taxes	(2,298)	(1,035)
Depreciation	1,881	1,881
Amortization of intangible assets	1,886	1,886
Restructuring and other charges	2,038	2,028
Stock-based compensation expense	1,985	1,985
Adjusted EBITDA expectation	$2,400	$5,358

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Mercury Reports Third Quarter Fiscal 2014 Results, Page 15

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Year Ending June 30, 2014
(In thousands, except per share data)

The Company defines adjusted EBITDA as net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation -- Loss per share	$(0.23)	$(0.17)

GAAP expectation -- Net loss	(6,981)	(5,276)

Adjust for:
Interest expense, net	39	39
Income taxes	(5,018)	(3,755)
Depreciation	7,837	7,837
Amortization of intangible assets	7,822	7,822
Restructuring and other charges	5,622	5,612
Stock-based compensation expense	9,450	9,450
Adjusted EBITDA expectation	$18,771	$21,729

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY